Exhibit 99.1

New Mountain Capital Closed on $1.15 Billion for Guardian III Private Credit Fund

Guardian III meaningfully above target size; will have $2.0 billion in investable capital, including leverage

NEW YORK--(BUSINESS WIRE)--October 19, 2021--New Mountain Capital (the “Firm” or “New Mountain”), managing over $35 billion across private equity, credit, and net lease real estate, today announced the closing of its latest direct lending fund, New Mountain Guardian III BDC, L.L.C. (the “Fund” or “Guardian III”) with approximately $1.15 billion of capital commitments from a diverse group of investors. Commitments included a substantial investment from the General Partner and employees of the Firm. The Fund is expected to have approximately $2.0 billion in investable capital, including leverage. Consistent with the Firm’s investment philosophy, New Mountain’s private credit strategy focuses on lending to the highest quality companies in select, non-cyclical defensive growth industries.

As of September 30, 2021, Guardian III had already deployed more than $1.1 billion into 79 portfolio companies across a variety of high quality, non-cyclical industries including enterprise software, business services, healthcare services and healthcare technology. These are all industries that New Mountain has differentiated knowledge in, and focuses on, within its private equity strategy.

Steve Klinsky, Founder & CEO of New Mountain Capital, said, “We would like to thank our investors for their strong support. We believe New Mountain’s investment philosophy of focusing on defensive growth industries where we have deep expertise continues to be a successful strategy for our credit business and proven to be a key differentiator.”

Robert Hamwee, Managing Director and co-portfolio manager of the private credit strategies at New Mountain, added, “We believe that the current environment, where robust sponsor deal activity and strong overall credit conditions are coupled with continued uncertainty and volatility in certain sectors, is especially well-suited to our agile and selective approach to credit investing. We look forward to working with leading sponsors and portfolio companies to support their growth while pursuing attractive and consistent returns.”

John Kline, Managing Director and co-portfolio manager of the private credit strategies at New Mountain, also added, “We were very pleased to see the strong reception Guardian III received from who we believe to be some of the leading sophisticated and experienced investors. Our ability to leverage the resources, investing experience, knowledge and relationships of the entire New Mountain platform to help source and evaluate opportunities is a true differentiator, and we are excited to utilize that capability for the benefit of all of our stakeholders.”

The successful fundraising for Guardian III builds on the current strong momentum across New Mountain’s credit business. The Firm recently completed its third US collateralized loan obligation transaction and also celebrated the ten year anniversary of the IPO of its publicly traded business development company, New Mountain Finance Corporation (NASDAQ:NMFC), which has delivered consistent attractive returns to investors.

Since inception, New Mountain Capital has invested approximately $15.1 billion in credit. As of June 30, 2021, New Mountain manages approximately $7.8 billion in credit across private credit and broadly syndicated loans.

About New Mountain Capital

New Mountain Capital is a New York-based investment firm that emphasizes business building and growth as it pursues attractive return opportunities in private markets. The firm currently manages private equity, credit, and net lease real estate funds with over $35 billion in assets under management. New Mountain seeks what it believes to be the highest quality leaders in carefully selected “defensive growth” industry sectors.

Additional information about New Mountain Capital is available at www.newmountaincapital.com.

Contacts

Prosek Partners
Josh Clarkson / Lindsay Jablonski
jclarkson@prosek.com/ ljablonski@prosek.com